SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒                              Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

MEMSIC, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

Dear MEMSIC Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders, which will be held on December 19, 2008, at 10:00 a.m., at the offices of Foley Hoag LLP, Bay Colony Corporate Center, 1000 Winter Street, Suite 4000, Waltham, Massachusetts 02451. The notice of meeting and proxy statement that follow describe the business to be conducted at that meeting.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, I urge you to complete, sign, date and return your proxy ballot in the envelope provided.

Thank you for your cooperation, continued support and interest in MEMSIC, Inc.

For the Board of Directors,

Yang Zhao, Ph.D.

President and Chief Executive Officer

MEMSIC, INC.

One Tech Drive, Suite 325,

Andover, Massachusetts 01810

(978) 738-0900

NOTICE OF SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 19, 2008

To the Stockholders of MEMSIC, Inc.:

Notice is hereby given that a Special Meeting in Lieu of the Annual Meeting of Stockholders (the “Annual Meeting”) of MEMSIC, Inc., a Delaware corporation (“MEMSIC” or the “Company”), will be held at 10:00 a.m., local time, on December 19, 2008, at the offices of Foley Hoag LLP, Bay Colony Corporate Center, 1000 Winter Street, Suite 4000, Waltham, Massachusetts 02451, to consider and act upon the following proposals:

1.	To elect two members to the board of directors to serve for three-year terms as Class I directors;

2.	To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The board of directors has fixed the close of business on November 7, 2008 as the record date for the determination of the MEMSIC stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Properly executed proxies will be voted in accordance with the specifications on the proxy card. A list of stockholders entitled to vote will be available for inspection at the offices of the Company, located at One Tech Drive, Suite 325, Andover, Massachusetts 01810, for a period of ten (10) days prior to the Annual Meeting. Executed proxies with no instructions indicated thereon will be voted FOR the election of the two nominees for director and FOR ratification of the selection of Ernst & Young LLP as our independent auditors.

By Order of the Board of Directors,

Robert L. Birnbaum

Secretary

Andover, Massachusetts

December 3, 2008

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

MEMSIC, INC.

One Tech Drive, Suite 325,

Andover, Massachusetts 01810

(978) 738-0900

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 19, 2008

i

ii

MEMSIC, INC.

One Tech Drive, Suite 325,

Andover, Massachusetts 01810

(978) 738-0900

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 19, 2008

INFORMATION ABOUT THE MEETING

The Meeting

This Proxy Statement is being furnished in connection with the solicitation of proxies by the board of directors of MEMSIC, Inc., a Delaware corporation (“MEMSIC” or the “Company”), for use at the Company’s Special Meeting in Lieu of Annual Meeting of Stockholders to be held on Friday, December 19, 2008 (the “Annual Meeting”) at 10:00 a.m., local time, at the offices of Foley Hoag LLP, Bay Colony Corporate Center, 1000 Winter Street, Suite 4000, Waltham, Massachusetts 02451 or at any postponements or adjournments thereof. The purpose of the Annual Meeting is to consider and act upon the following proposals:

1.	To elect two members to our board of directors to serve for three-year terms as Class I directors;

2.	To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

This Proxy Statement and the enclosed proxy card, as well as our 2007 Annual Report, containing financial statements and management’s discussion and analysis of financial condition and results of operations for the twelve months ended December 31, 2007, will be mailed to stockholders on or about December 3, 2008.

How to Vote

Only stockholders of record at the close of business on November 7, 2008 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of the Record Date, an aggregate of 23,790,225 shares of common stock, $0.00001 par value per share (the “Common Stock”), of the Company were issued and outstanding and held by approximately 51 holders of record. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person. Any proxy may be revoked by the person giving it at any time before its exercise by (1) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to MEMSIC, Inc., One Tech Drive, Suite 325, Andover, Massachusetts 01810, Attention: Corporate Secretary, at or before the taking of the vote at the Annual Meeting.

Quorum and Tabulation of Votes

Our bylaws provide that the presence in person or representation by proxy of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business at the Annual Meeting. If, however, a quorum is not present, then either the chairman of the meeting or the stockholders entitled to vote at the meeting may adjourn the meeting until a later time. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. The election of directors and the ratification of the appointment of independent registered public accounting firms are considered routine matters and under the rules that currently govern brokers and banks, brokers will have discretion to vote shares held in street name for their clients on those matters.

The election of each nominee for election of director requires a plurality of the votes cast and, accordingly, the director nominees receiving the highest number of “FOR” votes at the meeting will be elected to serve as Class I directors. You may either vote “FOR” or “WITHHOLD” your vote for each director nominee. A properly executed proxy marked “WITHHOLD” with respect to the election of a director nominee will not be voted in favor of the election of that director nominee, although it will be counted for purposes of determining whether there is a quorum.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 is not required by law or by our governing instruments. However, our board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance and practice. Under our bylaws, the ratification of the appointment of Ernst & Young LLP requires a majority of the votes cast. You may vote either “FOR” or “AGAINST” ratification of the appointment, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to the ratification of the appointment will not be counted as a vote cast with respect to such ratification.

The only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement. As of the date of this proxy statement, no stockholder has advised us of an intent to present any other matter, and we are not aware of any other matters to be presented at the meeting. If any other matter or matters are properly brought before the meeting, the person(s) named as your proxyholder(s) will have the discretion to vote your shares on those matters in accordance with their best judgment and as they deem advisable.

The vote on each matter submitted to stockholders is tabulated separately. Abstentions and broker “non-votes” are not counted as votes cast for the particular matter and, in the case of Proposal Two, have the effect of reducing the number of affirmative votes required to achieve a majority for that matter by reducing the total number of shares from which the majority is calculated.

The persons named as attorneys-in-fact in the proxies were selected by the board of directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted.

All shares represented by properly executed proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the shares represented by proxies will be voted in favor of the election of both director nominees and in favor of the ratification of the selection of Ernst & Young LLP as our independent auditors.

Multiple Stockholders Sharing the Same Address

If you and other residents at your mailing address own shares of common stock through a broker or other nominee, you may have elected to receive only one copy of this proxy statement and our 2007 Annual Report. If you and other residents at your mailing address own shares of common stock in your own names, you may have received only one copy of this proxy statement and our 2007 Annual Report unless you provided our transfer agent with contrary instructions.

This practice, known as “householding,” is designed to reduce our printing and postage costs. We will promptly provide you with an additional copy of this proxy statement, enclosed proxy card and our 2007 Annual Report upon your written request to MEMSIC, Inc., One Tech Drive, Suite 325, Andover, Massachusetts 01810, Attention: Corporate Secretary. If you hold your shares through a broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by calling (800) 542-1061 or writing to Broadridge Investor Communications, 51 Mercedes Way, Edgewood, New York 11717. If you hold shares in your own name and wish to discontinue householding or change your householding election, you may do so by calling (212) 936-5100 or writing to American Stock Transfer & Trust Company, 6201 15th Avenue, 2nd Floor, Brooklyn, New York 11219.

PROPOSAL ONE—ELECTION OF CLASS I DIRECTORS

Our board of directors has fixed the number of directors at seven pursuant to our bylaws. There currently are two vacancies on our board of directors. The term of office of David Yang, our only current Class I director, expires on the date of the 2008 Annual Meeting. Our board of directors has nominated Mr. Yang for re-election as a Class I director and has nominated Lawrence A. Kaufman for election as a Class I director to fill one of the vacancies on the board, in each case for a three-year term expiring at our annual meeting of stockholders in 2011. Our Class II and Class III directors will continue in office after the Annual Meeting.

Classes of the Board of Directors

Our board of directors is divided into three classes. Each of the directors serves a three-year term, with one class of directors being elected by our stockholders at each annual meeting. Currently, our directors are divided into Classes I, II and III as follows:

Name	Age	Term Expires	Position
CLASS I DIRECTORS
David Yang(1)(2)	40	2008	Director

CLASS II DIRECTORS
Roger W. Blethen(2)	57	2009	Lead Director
Yang Zhao, Ph.D.(3)	44	2009	President, Chief Executive Officer and Chairman of the Board of Directors

CLASS III DIRECTORS
Michael Tung(1)(3)	53	2010	Director
Paul M. Zavracky(1)(2)(3)	60	2010	Director

(1)	Member of audit committee.
(2)	Member of compensation committee.
(3)	Member of nominating committee.

Nominee for Election

At the Annual Meeting, two Class I directors will be elected to serve until the 2011 annual meeting and until such directors’ successors are duly elected and qualified, or until their earlier death, resignation, removal or disqualification. The board of directors has nominated Lawrence A. Kaufman for election and David Yang for re-election as Class I directors. Both nominees have agreed to serve if elected, and we have no reason to believe that either will be unable to serve. In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for such other nominee as is then designated by our board of directors.

Lawrence A. Kaufman, Ph.D., age 67, has been the president and chief executive officer of Lightwave Power Inc., a provider of photovoltaic products for solar energy, since May 2008. From 2006 to 2007, Dr. Kaufman was a partner in The GulfStream Group. Prior to joining The GulfStream Group, Dr. Kaufman founded Sionex Corporation, a venture-backed company that develops miniature chemical sensors, and served as its president and chief executive officer from 2000 to 2003 and as Executive Vice President from 2003 to 2005. Dr. Kaufman currently serves as a director of Sionex Corporation and is a partner in The Pinnacle Acquisition Group. Dr. Kaufman was a director of Optical Tape Systems, Inc., from 2005 to 2007, and a director of The MicroOptical Corporation, from 2002 to 2006. Dr. Kaufman received a Bachelor of Science degree in Physics from Rensselaer Polytechnic Institute and a Ph.D. in Solid State Physics from Tufts University.

David Yang has served as a director since 2007. Mr. Yang is a partner of The CID Group and joined the CID Group as one of the founding employees in 1998. Prior to founding The CID Group, Mr. Yang co-founded an incubator firm, Future Technology Consulting, Inc. to provide legal and advisory work to technology start-up companies in Taiwan. From 1994 to 1997, he served as a lawyer for Tsar and Tsai Law Firm and Jones Day. Mr. Yang has previously served as director or observer for Techwell, Inc., Advanced Analogic Technologies, Inc. and Young Fast Optoelectronic Co., Ltd. Mr. Yang received a J.D. degree from Cornell University in 1993 and a B.A. degree in Asian Studies from the University of Michigan, Ann Arbor in 1990.

Directors Whose Terms Extend Beyond the 2008 Annual Meeting

Yang Zhao, Ph.D., is our founder and has served as our Chairman of the Board, President and Chief Executive Officer since our inception. Dr. Zhao has over 15 years of experience in MEMS technology and related business development. Prior to founding our company in 1999, Dr. Zhao served in various management positions at Analog Devices, Inc. for seven years, where he was instrumental in developing ADI’s potential MEMS product line and forming industry-wide strategic relationships. Dr. Zhao is well-recognized in the field of MEMS technology. He has been named as an inventor on 11 U.S. patents in IC circuit, processing, packaging and MEMS technology. Dr. Zhao holds a B.S. degree in physics from Peking University, as well as a master’s degree and a Ph.D. in electrical engineering from Princeton University where he studied under Professor Daniel Tsui, who won the 1998 Nobel Prize in physics. He is currently the vice chairman of the board at the School of Engineering of Peking University.

Roger W. Blethen has served as a director since 2005. In March 2008, our Board of Directors designated Mr. Blethen as our lead director. In 2001, Mr. Blethen was appointed chairman of the board of LTX Corporation, a provider of semiconductor test solutions to major integrated-circuit manufacturers. Mr. Blethen served as the president and chief executive officer of LTX Corporation from 1994 to October 2005. Mr. Blethen serves as Chairman of Quebec-based Diablo Technologies Inc. Mr. Blethen currently serves Northeastern University on its Industrial Advisory Board to the Department of Electrical and Computer Engineering and as an advisor to its School for Technological Entrepreneurship. Mr. Blethen received his B.S. in Electrical Engineering from Northeastern University in 1974.

Michael Tung has served as a director since 2004. Mr. Tung joined InveStar Capital Inc. as chief financial officer and Managing Partner in 2002 and is responsible for managing its investment portfolio companies in both Taiwan and U.S. Mr. Tung also serves as Managing Partner to manage the Silicon Valley office. Mr. Tung has over 20 years of experience in finance, taxation, accounting and general management. He served as chief financial officer for more than 10 years in various organizations, including Acer America Corp., Foxconn Corporation and Fibera Inc. (a start-up company). Mr. Tung worked as Senior Audit Manager of KPMG for 10 years. Mr. Tung received a B.S. degree in Accounting from Tam Kay University.

Paul M. Zavracky, Ph.D., has served as a director since 1999. Dr. Zavracky’s more than 30 years of business experience includes research at MIT Lincoln Laboratory, teaching at a major university, and management of successful venture funded companies. Since 2006 he has served Northeastern University as the Dean of the School of Technological Entrepreneurship. From 1998 to 2006, he was the president and chief operating officer of The MicroOptical Corporation, a start-up company he co-founded. Between 1991 and 1998, he was a tenured professor of electrical engineering at Northeastern University. Before joining Northeastern University, Dr. Zavracky was the chief operating officer of Kopin Corporation, a venture backed company that he and a small group of colleagues from the Massachusetts Institute of Technology’s Lincoln Labs started. He led the effort in establishing Kopin’s SOI materials capability as an enabling technology for liquid crystal microdisplays. Dr. Zavracky spent five years at The Foxboro Company as principal scientist and technical group leader establishing a MEMS program beginning in 1980. Dr. Zavracky also spent five years at Coulter Corporation managing the government system group working on electrophotographic film and five years at MIT Lincoln Laboratory where he was involved in the development of materials for solar energy applications. He obtained his Ph.D. in Physics at Tufts University. He holds Bachelors and Master’s degrees in Physics from Northeastern University. He has more than 100 publications and 67 issued patents.

Chairman of the Board and Lead Director

Yang Zhao, our president and chief executive officer, is also the chairman of our board of directors. In that capacity, he presides over all meetings of the board.

In March 2008, our board of directors established the additional position of lead director and appointed Roger Blethen to serve in that position. Our lead director is a non-employee director whose responsibilities are to:

•	Preside over board meetings in the absence of the chairman and lead “executive sessions” of the board (i.e., sessions without management present);

•	Consult with other directors concerning corporate governance matters and identification of issues for board meeting discussions and set the board meeting agenda in consultation with the chairman;

•	Advise the chief executive officer on organizational development, business strategy and corporate governance; and

•	Advise the chief executive officer and chief financial officer on appropriate communications policies and procedures.

Director Independence

A majority of our directors are independent within the meaning of the applicable rules of the Securities and Exchange Commission, or SEC, and The Nasdaq Stock Market, LLC. Specifically, our board of directors has determined that each of Messrs. Blethen, Tung, Yang and Zavracky is an independent director, and that Mr. Kaufman will upon his election be an independent director.

Each executive officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors and executive officers.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating committee, which are the only standing committees of the board of directors.

Audit committee. Our audit committee consists of Messrs. Tung, Yang and Zavracky, with Mr. Tung serving as chair. Our audit committee oversees our corporate accounting and financial reporting process and internal controls over financial reporting. Our audit committee evaluates the qualifications, independence and performance of our independent registered public accounting firm, Ernst & Young LLP; engages and determines the compensation of the independent auditor; approves the retention of the independent auditor to perform any proposed permissible non-audit services; reviews our financial disclosures, including our critical accounting policies and internal controls over financial reporting; prepares an annual report to our stockholders for inclusion in our proxy statement; reviews and approves in advance any proposed related party transactions; and discusses with management and the independent auditor the results of the annual audit and our financial statements. We believe that our audit committee members meet the requirements for independence and financial literacy under the current requirements of the Sarbanes-Oxley Act of 2002, The Nasdaq Global Market and SEC rules and regulations. In addition, the board of directors has determined that Mr. Tung is qualified as an “audit committee financial expert” within the meaning of the SEC rules and regulations.

Compensation committee. Our compensation committee consists of Messrs. Blethen, Yang and Zavracky, with Mr. Blethen serving as chair. Our compensation committee administers our stock option plans and employee stock purchase plans; recommends to our board of directors the compensation of our executive officers; prepares a report of the committee required by the rules of the SEC to be included in our proxy statement; recommends to our board of directors any performance-based awards to be granted to any of our executive officers or other employees; recommend to our board of directors the terms and conditions of any employment agreement and any arrangements regarding severance or change of control payments with any of our executive officers; recommend to our board of directors, and review periodically, the compensation of our directors, recommend to our board of directors, and review periodically, the composition of our plans and programs for employee compensation. We believe that each member of our compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of The Nasdaq Global Market and SEC rules and regulations.

Nominating committee. Our nominating committee currently consists of Messrs. Tung, Zavracky, and Zhao, with Dr. Zavracky serving as chair. Our nominating committee identifies individuals qualified to become members of the board and to recommend to our board of directors nominees for election as directors. We believe that Messrs. Blethen, Tung and Zavracky meet the independence requirements under The Nasdaq Global Market and SEC rules. Dr. Zhao, as our president and chief executive officer, is not independent under these rules. Under The Nasdaq Global Market and SEC rules, we are permitted to maintain a nominating committee comprised of less than all independent members for one year from the initial listing of our securities. Dr. Zhao has advised us that he intends to resign as a member of our nominating committee effective not later than December 13, 2008.

Compensation Committee Interlocks and Insider Participation

No member of our board of directors or our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. None of the members of our compensation committee has ever been an executive officer or employee of our company.

2007 Director Compensation

Historically, we did not provide cash compensation to directors for their services as directors or members of committees of our board of directors, nor have we compensated our directors who are affiliated with venture capital firms that are significant stockholders of our company for their services as directors. Messrs. Blethen and Zavracky have received compensation in the form of non-qualified stock options. We reimbursed directors for their reasonable expenses incurred in attending meetings of our board of directors and of committees of our board of directors.

In February 2008, our board of directors adopted a new policy for compensation of our non-employee directors, under which they receive cash retainers (payable quarterly in arrears), per meeting fees and annual stock option awards, as follows:

•	Each non-employee director receives a cash retainer in the amount of $20,000 per year;

•

Our lead director and chairpersons of our standing committees receive additional annual cash retainers, as follows: lead director, $20,000; audit committee chair, $10,000; compensation committee chair, $7,500; and nominating committee chair, $5,000;

•

Each incumbent non-employee director receives annually a non-qualified stock option to purchase 12,000 shares of our common stock, and any newly elected non-employee director will receive upon such election a non-qualified stock option to purchase 20,000 shares of our common stock; and

•

Our non-employee directors also receive cash fees for each meeting of the board of directors or of any committee of which they are members that they attend, as follows: all non-employee directors, $2,500 per board meeting; audit committee chair, up to $1,500 per audit committee meeting; compensation committee chair, $2,500 per compensation committee meeting; and other members of our standing committees, $1,000 per committee meeting.

The following table details the compensation paid to our directors, other than Dr. Zhao, during the year ended December 31, 2007.

	Fees earned or paid in cash	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Roger W. Blethen(2)	$—	$23,250	$—	$60,000	$83,250
Ron Dizy(3)	—	—	—	—	—
James A. Saalfield(3)	—	—	—	—	—
Michael Tung	—	—	—	—	—
David Yang	—	—	—	—	—
Paul M. Zavracky(4)	—	13,950	—	—	13,950

(1)

Amounts shown do not reflect compensation actually received. The amounts shown represent expense recognized in our 2007 consolidated financial statements in accordance with SFAS 123(R), except that we have disregarded any estimate of future forfeitures related to service-based vesting conditions with respect to such option awards. The other assumptions used to calculate the expense amounts shown for stock options in 2007 are described in Note 10 to the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 14, 2008.

(2)

Mr. Blethen provides us management consulting services for which he is compensated at the rate of $5,000 per month. He was also granted a stock option to purchase 75,000 shares of our common stock on April 28, 2005 at an exercise price of $0.30 per share, vesting in four equal installments over four years. As of December 31, 2007, 37,500 options were vested and 37,500 options remained available for exercise (including vested and unvested options).

(3)	Messrs. Dizy and Saalfield resigned as directors immediately following our initial public offering in December 2007.
(4)

Mr. Zavracky was granted stock options to purchase 36,000 shares of our common stock on March 30, 2000 at an exercise price of $1.00 per share, 30,000 shares on February 12, 2004 at an exercise price of $0.30 per share and 45,000 shares on April 28, 2005 at an exercise price of $0.30 per share, vesting in four equal installments over four years. As of December 31, 2007, 88,500 options were vested and 22,500 options remained available for exercise (including vested and unvested options).

In March 2008, each of Messrs. Blethen, Tung, Yang and Zavracky received a grant of a non-qualified stock option to purchase 12,000 shares of our common stock pursuant to our amended director compensation policy.

Meetings of the Board of Directors

Our board of directors met in person or by telephone 13 times during the year ended December 31, 2007. All of our directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and meetings held by all committees of the board on which they served in 2007.

Policy Regarding Board Attendance

Our directors are expected to attend meetings of the board of directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our board of directors to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Director Candidates and Selection Process

Our nominating committee is responsible for identifying and reviewing candidates to fill open positions on the board of directors, including positions arising as a result of the expiration of the term, removal, resignation or retirement of any director, an increase in the size of the board or otherwise, and recommending to our full board candidates for nomination for election to the board. In recommending new directors, the committee will consider any requirements of applicable law or listing standards, a candidate’s strength of character, judgment, business experience and specific area of expertise, factors relating to the composition of the board (including its size and structure), principles of diversity, and such other factors as the committee deems to be appropriate.

The committee is responsible for reviewing from time to time the appropriate skills and characteristics required of board members in the context of the current make-up of the board, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, sales, financial reporting and other areas that contribute to an effective board.

Stockholders may recommend individuals to the nominating committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our nominating committee, c/o Corporate Secretary, MEMSIC, Inc., One Tech Drive, Suite 325, Andover, Massachusetts 01810. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting. Any recommendation of a potential director nominee should also include a statement signed by the proposed nominee expressing a willingness to serve on our board if elected. As part of this responsibility, the committee will be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the board and such candidate’s compliance with the independence and other qualification requirements established by the committee or imposed by applicable law or listing standards.

Stockholder Communications with the Board

Stockholders wishing to communicate with our board should send correspondence to the attention of the Chairman of the Board of Directors, c/o Corporate Secretary, MEMSIC, Inc., One Tech Drive, Suite 325, Andover, Massachusetts 01810, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. The Chairman will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the full board or a committee of the board, or if the Chairman determines in accordance with his best judgment that the matter can be addressed by management, then to the appropriate officer of the Company. The Chairman will review all stockholder correspondence, but the decision to relay that correspondence to the full board or a committee will rest entirely within his discretion. Our board believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to the Chairman, our board may elect to adopt more elaborate screening procedures.

Code of Conduct and Code of Ethics

Our board of directors has adopted a code of conduct, which establishes the standards of ethical conduct applicable to all of our directors, officers and employees. Our code of conduct addresses issues relating to, among other things, conflicts of interest, related party transactions, use of company funds and sensitive payments, corporate opportunities, internal controls over financial reporting, and confidential information. In addition, our board of directors has adopted a code of ethics applicable to our chief executive officer and chief financial officer. Our code of ethics sets guidelines for these individuals to implement policies and procedures to enhance disclosure and reporting system at our company. Our code of conduct is publicly available on our website at http://www.memsic.com. Any waiver of our code of conduct or code of ethics with respect to our chief executive officer, chief financial officer, controller or persons performing similar functions may only be authorized by our audit committee and will be disclosed as required by applicable law.

Director and Officer Indemnification and Limitation on Liability

Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law and except as otherwise provided in our bylaws, none of our directors shall be liable to us or our stockholders for monetary damages for a breach of fiduciary duty. In addition, our certificate of incorporation provides for indemnification of any person who was or is made, or threatened to be made, a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of our company, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at our request to the fullest extent authorized under the Delaware General Corporation Law against all expenses, liabilities and losses reasonably incurred by such person, if (i) he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Furthermore, we maintain directors’ and officers’ liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Board of Directors’ Recommendation

Our Board of Directors recommends that you vote FOR the election of David Yang and Lawrence A. Kaufman as our Class I directors.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP currently serves as our independent registered public accounting firm and audited our consolidated financial statements for the year ended December 31, 2007. Our audit committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2008 and to audit our consolidated financial statements for the year ending December 31, 2008.

Our audit committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our shareholders. However, our audit committee has recommended that the board of directors submit this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and shareholders.

In order to pass, this proposal must receive a majority of the votes cast with respect to this matter.

Board of Directors’ Recommendation

Our board of directors recommends that you vote FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

EXECUTIVE OFFICERS AND COMPENSATION OF EXECUTIVE OFFICERS

Executive Officers

The following table sets forth information with respect to our executive officers as of November 15, 2008:

Name	Age	Position
Yang Zhao, Ph.D.	44	President and Chief Executive Officer
Patricia Niu	40	Chief Financial Officer
Patrick Chiumiento	57	Vice President of Marketing and Business Development
Gary O’Brien	43	Vice President of Engineering
Mark S. Laich	46	Vice President of Worldwide Sales

Information regarding Dr. Zhao is available under the section titled “Board of Directors—Directors Whose Terms Extend Beyond the 2008 Annual Meeting.”

Patricia Niu has served as our Vice President of Finance since September 2006 and as our interim chief financial officer since June 2008. Ms. Niu has over 12 years of experience in corporate finance and four years of experience in commercial banking. Prior to joining us in 2002, Ms. Niu served as the International Business Unit Controller at Key3Media Events, Inc. from 2001 to 2002 and Senior Financial Analyst and Audit Supervisor at Fesenius Medical Care, N.A. from 1995 to 2001. From 1989 through 1995, Ms. Niu served as a commercial lender at The Savings Bank in Wakefield, Massachusetts and the Bank of China, Head Office in Beijing, China. Ms. Niu received an M.B.A. from Northeastern University in Boston in 1994 and a B.A. from Beijing Foreign Studies University in China in 1989. She is also a certified public accountant.

Patrick Chiumiento has served as our Vice President Marketing and Business Development since February 2007. Mr. Chiumiento has over 25 years of experience in technical marketing, sales and business development in the semiconductor industry. Prior to joining us in February 2007, Mr. Chiumiento was the co-founder of Chipwrights. Inc., a producer of high performance DSP devices optimized for the imaging market, and served as its vice president of World Wide Sales & Business Development from 2000 to 2005 and chief executive officer from 2005 to 2007. Mr. Chiumiento co-founded N*Able Technologies, Inc. in 1996 and served as its vice president of sales and marketing from 1996 to 1999. From 1973 to 1996, Mr. Chiumiento held various vice president and management level positions at a number of companies including Databook Corporation, IBM Microelectronics, Chips and Technologies, NEC Electronics (USA), and ITT Semiconductor. He received a B.S.E.E. from University of Massachusetts at Lowell and completed his post graduate studies in Business Administration at Merrimac College and Northeastern University.

Gary O’Brien has served as our Vice President of Engineering since July 2007. Mr. O’Brien has 14 years of experience in the design and development of accelerometer and pressure sensors. Mr. O’Brien joined Motorola’s Sensor Products Division in Tempe, Arizona, as a mixed signal circuit design engineer in 1993. From 1993 through 2005, he designed and developed multiple pressure, acceleration and angular rate (gyroscope) sensor systems for Motorola and, after its spin-off, Freescale Semiconductor. From 2005 until 2007, Mr. O’Brien was an assistant professor at Arizona State University. He currently holds nine issued patents in the MEMS area. Mr. O’Brien received a B.S. degree in electrical engineering with honors from the Florida Institute of Technology in Melbourne, FL, in 1988. He received an M.S. degree in electrical engineering from the Georgia Institute of Technology, Atlanta in 1993, and a Ph.D. in electrical engineering from the University of Michigan, Ann Arbor in 2004.

Mark S. Laich has served as our Vice President of Worldwide Sales since October 2008. Mr. Laich has over 20 years experience in semiconductor sales and intellectual property licensing. From October 2004 to December 2007, Mr. Laich held various senior sales management positions with Potentia Semiconductor Corporation. Prior to Potentia Semiconductor, from March 2001 to September 2004, Mr. Laich was director of sales at Azanda Network Devices, Inc. Mr. Laich received a Bachelor of Science in Electrical Engineering from Virginia Polytechnic Institute.

Compensation Discussion and Analysis for 2007

General

We seek to attract and retain talented and dedicated executive officers in the semiconductor industry. To that end, we aim to compensate our executive officers in a manner consistent with our strategy and competitive practice and to align executive officers’ incentives with stockholder value creation. We evaluate individual executive officer performance with a goal of setting compensation at levels we believe are comparable with executive officers in other companies of similar size, industry, comparability of labor markets and product offering, market capitalization, research and development investment, financial performance, and stage of development. We generally seek to ensure that compensation is appropriate for an executive officer’s level of responsibility and for the promotion of future performance.

Executive Compensation Process

Prior to our initial public offering in December 2007, our process for setting executive compensation was informal. Our compensation committee determined the compensation package of Yang Zhao, our founder and chief executive officer, and Dr. Zhao determined the compensation of our other executive officers. Decisions regarding the grant of equity compensation were made by our board of directors, typically based upon recommendations from Dr. Zhao. The members of our board of directors have substantial managerial experience and wide contacts in the semiconductor industry and in the broader technology industry, upon which they rely in formulating their compensation decisions. Before 2008, we did not retain the services of a compensation consultant to review our policies and procedures or make recommendations with respect to executive compensation.

In determining our chief executive officer’s compensation for 2007, including the appropriate mix of different forms of compensation, our compensation committee conducted a benchmark review based on information about the compensation practices of private companies in the semiconductor and other advanced technology- and information technology-related industries. The committee derived this information from an independent and publicly available compensation report, the 2006 Annual Compensation and Entrepreneurship Report in Information Technology sponsored by WilmerHale LLP, Ernst & Young LLP and J. Robert Scott, which we refer to as the Survey Report. The Survey Report is a survey of approximately 300 companies in the private sector and does not identify the companies sampled by name, but anonymously classifies companies by size, region and business segment.

In addition, in setting our chief executive officer’s base salary and target bonus for 2007, the compensation committee evaluated his performance in 2006 measured against annual performance objectives and milestones that were established by the committee in 2006, which included revenue and profit growth, gross margin performance, expense control, introduction of new products to market, key accounts won and lost, and recruitment of key personnel, among others.

Base salaries for our other executive officers for 2007 were established by our chief executive officer, based on his assessment of the scope of their responsibilities and individual experience, and also taking into account competitive market compensation as reviewed in the Survey Report. Although this did not involve any formal benchmarking process, our chief executive officer subjectively attempted to keep the compensation of our executive officers within reasonable limits comparable with those companies in the Survey Report that have more than 76 employees, are located in the New England area and are in the software and hardware, semiconductor and electronics businesses.

Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we believe it is important for our executive officers to have some equity ownership in our company to provide them with long-term incentives. We intend to implement and maintain compensation plans that tie a substantial portion of our executive officers’ overall compensation to our short-term and long-term performance. Accordingly, since 2000, we have granted our executive officers equity awards in the form of stock options. We have determined the amount of grants to each executive officer based on their prior experience if newly recruited, their ability to meet performance goals, whether they attained notable achievements, and their contribution to our overall performance.

For 2008, the compensation of each executive officer, other than that of our chief executive officer, will be proposed by our chief executive officer and will be subject to approval by our compensation committee. Compensation of our chief executive officer will continue to be determined by our compensation committee. In February 2008, our compensation committee engaged Pearl Meyer & Partners LLC to assist the compensation committee in making determinations with respect to base salaries, discretionary bonuses and equity-based compensation awards to our executive officers for 2008.

Elements of Compensation

Our compensation package for our executive officers consists of three principal elements:

•	base salary;

•	short-term incentive compensation in the form of annual discretionary cash bonuses; and

•	long-term equity-based incentive compensation, in the form of stock options.

Base salary.

In determining our chief executive officer’s salary for 2007, the compensation committee considered the stage of our development in setting his base salary at approximately the 75th percentile of the comparable private companies surveyed in the Survey Report, after taking into account aging of the data. The compensation committee considered the 75th percentile to be appropriate because it believed that we were comparable to the upper end of the companies in the survey in terms of size, number and success in financing and in terms of a high level of performance for a company of our age. Based upon these considerations, our chief executive officer’s base salary for 2007 was fixed at $250,000.

In determining compensation for our other executive officers for 2007, our chief executive officer sought to set overall compensation that is competitive and commensurate with each officer’s experience. For existing executive officers, he sought to set overall compensation at approximately the 75th percentile of the private companies surveyed in the Report. For newly hired executive officers, each element of compensation as well as overall compensation was set at approximately the 50th percentile of the comparable companies surveyed in the Survey Report. However, this is not a strict formula, as individual compensation may vary based on individual industry experience and professional achievements as well as on individual negotiations with the executive officers who may have differing preferences for equity or cash compensation. Based upon these considerations, our chief executive officer fixed the 2007 base salary for our then vice president of finance, Patricia Niu, at $120,000 and for our former vice president of operations, Feiming Huang, at approximately $114,000. Mr. Huang’s salary, bonus and severance payments were fixed and paid in RMB.

Three additional executive officers joined us in 2007: in July 2007, Shang Hsiao became our chief financial officer with an annual base salary of $150,000; in February 2007, Patrick Chiumiento became our vice president of marketing and business development with an annual base salary of $180,000; and in July 2007, Gary O’Brien became our vice president of engineering with an annual base salary of $160,000.

In August 2008, our compensation committee approved a compensation plan for 2008 which included annual base salaries for Mr. Chiumiento, Mr. O’Brien and Ms. Niu of $190,000, $180,000 and $155,000 respectively.

Discretionary annual bonus. In addition to base salaries, our executive officers are awarded discretionary annual bonuses that are intended to reward officers for achievement of profit and business goals and for achieving individual annual performance objectives. These objectives may vary depending on the individual executive officer, but relate generally to financial and operational targets.

For 2007, the compensation committee established a bonus plan focused on revenue, major account wins and introduction of new products to market with the weight of each element varying depending on the executive officer’s responsibilities. Bonus levels depended on each executive officer’s performance measured against specific performance objectives. Annual bonuses are paid in cash in an amount reviewed and approved by our board of directors, which has worked to determine the performance and operational criteria necessary for the award of such bonuses. The compensation committee retained discretion over the bonus plan and had the right to terminate it at any time.

Under the 2007 bonus plan, the target bonus payment any executive officer, with the exception of Dr. Zhao, could receive is measured as a fixed percentage of such executive officer’s salary based on whether the performance objectives were met. The actual bonus payment varies based on how well the executive officer achieved the pre-determined performance objectives, as determined by our compensation committee.

For 2007, the performance objectives for our chief executive officer included a target for increases in net sales over 2006 with increasing bonus amounts for every increment of one million dollars achieved above the target. For reaching the target of an approximately 46% increase in net sales over 2006, the bonus would be $8,000; approximately 54% increase in net sales, the bonus would be $17,000; approximately 62% increase in net sales, the bonus would be $31,000; approximately 69% increase in net sales, the bonus would be $49,000; approximately 77% increase in net sales, the bonus would be $70,000; approximately 85% increase in net sales, the bonus would be $90,000; approximately 92% increase in net sales, the bonus would be $108,000; approximately 100% increase in net sales, the bonus would be $129,000; approximately 108% increase in net sales, the bonus would be $155,000; and approximately 115% increase in net sales, the bonus would be $185,000. The additional incentives for our chief executive officer remained the same as in 2006, i.e., for each key account won, $10,000; for each new product developed and delivered, $20,000; and upon assembling the management team, $25,000. A key account is any new customer that contributes over $0.3 million in net sales.

For 2007, the compensation committee applied the same bonus plan as in 2006 for our vice president of operations and vice president of finance:

•

The performance objectives for our vice president of operations included surpassing a net income target by at least 5% for a bonus of a 2% of base salary and a 2% additional bonus for each incremental 5% increase, surpassing a net sales target at a pre-determined baseline of $12.0 million for a bonus of 5% of base salary for each $1 million increase above the baseline. In addition, maintaining 100% on-time order shipment as net sales increase, maintaining a customer return rate below 10 units per million units shipped and reducing costs by 10% were rewarded with a bonus of 5%, 5% and 10% of base salary, respectively. As a result of his resignation in December 2007, Mr. Huang did not qualify for a bonus under his 2007 incentive bonus plan. In January 2008, we entered into a Separation and Release Agreement with Mr Huang which provided, among other things, that we would pay him a bonus of RMB 220,000 Yuan for his work in 2007.

•

The performance objectives for our vice president of finance included reaching a net income target for a bonus of 8% of base salary and an additional 8% bonus for each incremental 10% increase. Maintaining internal financial control within target was rewarded with a 10% bonus of base salary.

•

The net income target for both of these vice presidents was $6.0 million before tax, charges associated with change in value of warrants in 2007 and extraordinary items. For both these vice presidents, the target bonus for 2007 was 30% of their base salary.

The compensation committee, with the recommendation of our chief executive officer, also established performance objectives for the new executive officers who joined in 2007:

•	Our chief financial officer would be eligible for a discretionary bonus of $50,000 upon the completion of preparations for our initial public offering.

•

The performance objectives for our vice president of engineering included reaching a net income target for a bonus of 2% of base salary and an additional 2% bonus for each incremental 10% increase in net income above the target, successful introduction and development of new product with a 10% bonus per product, and development and on-time introduction of technology platform with which to implement each new product with a 10% bonus per product.

•

The performance objectives for our vice president of marketing and business development included reaching a net income target for a bonus of 2% bonus of base salary and an additional 2% bonus for each incremental 5% increase in net income above the target, key partnership development with a 10% bonus per new relationship, and on-time introduction of new product with respect to product solution, strategic positioning and introduction to market with a 10% bonus for each new product. A key partnership is a relationship developed with a company that has leading-edge technology and solutions that would enhance our ability to penetrate new market segments or create new solutions for our customers.

•

The net income target for the vice president of engineering and the vice president of marketing and business development is $6.0 million before tax and extraordinary items in 2007. For both these vice presidents, the target bonus for 2007 was 30% of their base salary.

•

In addition to the foregoing, in his February 2007 offer letter, we agreed to pay Mr. Chiumiento, our vice president of marketing and business development, a guaranteed bonus of $10,000 after his first six months of employment, and in his July 2007 offer letter, we agreed to pay to Gary O’Brien, our vice president of engineering, a guaranteed bonus of $8,000 after his first six months of employment.

In March 2008, our compensation committee awarded to our executive officers cash bonuses for 2007, as follows:

•

our chief executive officer was awarded a bonus in the amount of $185,000, of which $90,000 was in recognition of our net sales growth in 2007, $20,000 was in recognition for new product introductions, $25,000 was in recognition for the hiring of our management team and $50,000 was in recognition of his efforts in preparing for our initial public offering in December 2007;

•	our chief financial officer was awarded a bonus in the amount of $50,000, in recognition of his efforts in preparing for our initial public offering;

•

our vice president of finance was awarded a bonus in the amount of $65,000, of which $50,000 was in recognition of her efforts in preparing for our initial public offering and $15,000 was in recognition her effort in maintaining internal control and reaching our net income target;

•

our vice president of engineering was awarded a bonus in the amount of $20,000, of which $8,000 was the guaranteed bonus provided for in his offer letter and $12,000 was a discretionary bonus in recognition of his contribution to our engineering and product development efforts in 2007; and

•

our vice president of marketing and business development was awarded a bonus in the amount of $30,000, of which $10,000 was the guaranteed bonus provided for in his offer letter and $20,000 was a discretionary bonus in recognition of his contribution to our marketing and business development efforts in 2007.

Long-term incentives. We believe that our current compensation structure is sufficient to align the interests of our executive officers with those of our stockholders and that long-term performance is achieved through an ownership culture that encourages performance by our named executive officers through the use of stock-based awards. We utilize stock options and restricted common stock to ensure that our named executive officers have a continuing stake in our long-term success. The board of directors has considered outstanding job performance, contributions to our company and achievement of certain performance objectives in granting past awards as well as the level of equity awards to employees of comparable companies included in the Survey Report.

In August 2007, we granted options to purchase an aggregate of 447,500 shares of common stock to approximately 100 employees. Of these, Mr. Huang received options for 100,000 shares which expired unexercised when he resigned in January 2008, and Ms. Niu received options for 50,000 shares, which vest 25% at each anniversary of grant at an exercise price of $7.64 per share. These awards were determined by our board of directors, based on recommendations from Dr. Zhao.

In October 2007, we also granted Dr. Zhao an option award of 250,000 shares, which vests in equal installments over four years and an additional performance-based option award of 250,000 shares, each at an exercise price of $11.70 per share. The performance-based options vest based on the following terms and conditions: (i) vesting as to any shares would be contingent upon the completion of our initial public offering, and (ii) 62,500 shares would vest on the day after any period of 12 rolling months in which we recognize at least $10.5 million in earnings before taxes, excluding amortization of intangible assets associated with future acquisitions; (iii) an additional 62,500 shares would vest on the day after any period of 12 rolling months in which we recognize at least $13.1 million in earnings before taxes, excluding amortization of intangible assets associated with future acquisitions; (iv) an additional 62,500 shares would vest on the day after any period of 12 rolling months in which we recognize at least $15.8 million in earnings before taxes, excluding amortization of intangible assets associated with future acquisition; and (v) an additional 62,500 shares would vest on the day after any period of 12 rolling months in which we recognize at least $18.4 million in earnings before taxes, excluding amortization of intangible assets associated with future acquisitions. Irrespective of the above terms and conditions, the options shall vest fully on the eighth anniversary of the grant date.

Dr. Zhao’s grant was determined by our board of directors with input from the compensation committee regarding chief executive officer share ownership as compared with the private companies surveyed in the Survey Report. Assuming that the total 500,000 options granted fully vests, Dr. Zhao’s equity ownership based on our shares outstanding at September 30, 2007 would have been within the median range of the CEO founders of companies in the Survey Report and Dr. Zhao would have held about 13% of the Company’s equity, whereas the median range of equity holdings for CEO founders was 10% to 18.6%.

We also granted stock options to each of the three executive officers who joined us in 2007. On February 5, 2007, we granted Mr. Chiumiento stock options to purchase 110,000 shares of our common stock at an exercise price of $1.54 per share. On July 12, 2007, we granted Mr. Hsiao stock options to purchase 275,000 shares of our common stock at an exercise price of $4.88 per share. These options expired unexercised when Mr. Hsaio resigned in June 2008. On July 26, 2007, we granted Mr. O’Brien stock options to purchase 55,000 shares of our common stock at an exercise price of $4.88 per share. For new hires such as Messrs. O’Brien, Hsiao and Chiumiento, equity awards were commensurate with individual experience, but were also subject to individual negotiation. The amount of each grant took into account current executive officers and the specific number of shares and their value at the time of grant required to recruit each individual. Prior to the offering, Dr. Zhao recommended to the compensation committee the amount of equity grants to the named executive officers, with the exception of himself. The compensation committee considers his recommendation and the above considerations in awarding each equity grant. At the time of these grants, the exercise prices were determined by our board of directors based on an estimate of the fair value of our common stock. Subsequent to the grants, and in connection with the preparation of our consolidated financial statements for 2007, we obtained from an independent third party specialist retrospective valuation reports as to the fair value of our common stock. Based upon these reports, we determined the fair value of our common stock to be $6.84 at the time of the option grants in July 2007 and $3.22 at the time of the option grants in February 2007. As a result of this determination, we modified the exercise prices of these options, with the consent of the option holders, to increase their respective exercise prices to the reported fair values of our common stock at the time of grant.

Other compensation and benefits. We maintain employment benefits that are provided to certain full-time employees, including health insurance, housing, gasoline mileage reimbursements, retirement savings and 401(k) plan, short and/or long-term disability insurance, group and supplemental life insurance. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at our peer group of companies, companies of similar size, industry, comparability of labor markets and product offering, market capitalization, research and development investment, financial performance, and stage of development.

Executive Compensation

2007 Summary Compensation Table. The following table sets forth compensation information for our chief executive officer, our chief financial officer, and our three other most highly compensated officer for the year ended December 31, 2007. These executive officers are referred to as our “named executive officers” elsewhere in this proxy statement. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1)	All Other Compensation ($)		Total ($)
Yang Zhao	2007	$250,000	$185,000	$186,206	$66,782	(2)	$687,988
President and Chief Executive Officer	2006	200,000	165,000	—	84,960	(2)	449,960

Shang Hsiao(3) Former Chief Financial Officer	2007	72,115	50,000	144,001	—		266,116

Feiming Huang(4)	2007	124,399	29,091	19,339	116,365	(5)	289,194
Former Vice President—Operations	2006	109,572	27,393	—			136,965

Patricia Niu	2007	123,692	65,000	39,012	—		227,705
Vice President—Finance	2006	103,966	16,016	2,114	—		122,096

Patrick Chiumiento(6) Vice President—Marketing and Business Development	2007	162,692	30,000	59,842	—		252,535

(1)

Amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown represent expense recognized in our 2007 and 2006 consolidated financial statements in accordance with SFAS 123(R), except that we have disregarded any estimate of future forfeitures related to service-based vesting conditions with respect to such option awards. Except for the forfeiture of stock options to purchase 100,000 shares of our common stock held by our former vice president—operations, Feiming Huang, there were no actual forfeitures of stock options by any named executive officer in 2007. The other assumptions used to calculate the expense amounts shown for stock options granted in 2006 and 2007 are described in Note 10 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 14, 2008.

(2)

Reflects the partial forgiveness of a stockholder loan and accrued interest and income tax gross-up. In March 2001, we extended a loan of $200,000 to Dr. Zhao for the purchase of 200,000 of our restricted stock. We forgave the principal amount of this loan in four annual installments of $50,000. Accrued interest of $41,972 was forgiven in June 2007.

(3)	Mr. Hsiao resigned as our chief financial officer in June 2008.
(4)

Mr. Huang resigned as our vice president—operations in December 2007. Mr. Huang’s salary, bonus and severance payments were paid in RMB. For purposes of this table, amounts paid in RMB are translated to United States dollars at the weighted average exchange rate for the period in which the payment occurred, consistent with the manner in which we report our compensation in our consolidated financial statements.

(5)	Represents severance payments made to Mr. Huang upon his resignation in December 2007.
(6)	Mr. Chiumiento became our vice president—marketing and business development in February 2007.

Grants of plan-based awards in 2007. The following table provides information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2007.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Yang Zhao	10/03/2007	500,000	$11.70	$3,360,658
Shang Hsiao(1)	7/12/2007	275,000	6.84	1,147,929
Feiming Huang(1)	8/22/2007	100,000	7.64	464,129
Patricia Niu	8/22/2007	50,000	7.64	232,064
Patrick Chiumiento	2/5/2007	110,000	3.22	261,130

(1)	These options expired unexercised as a result of Mr. Hsiao’s and Mr. Huang’s resignation from our employment.

Outstanding equity awards at December 31, 2007. The following table provides information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
Yang Zhao	—	46,250	(2)	$0.30	01/01/2015
	—	500,000	(3)	$11.70	10/02/2017

Shang Hsiao(4)	—	275,000	(5)	6.84	07/12/2017

Feiming Huang(4)	50,000	—		0.30	12/15/2013

Patricia Niu	3,750	6,250	(6)	0.30	09/08/2014
	6,250	18,750	(7)	1.54	11/09/2016
	—	50,000	(8)	7.64	08/22/2017

Patrick Chiumiento	—	110,000	(9)	1.54	02/05/2017

(1)

With the exception of Dr. Zhao’s option expiring on October 2, 2017, all option awards disclosed in this table vest as to 25% of the maximum number of shares issuable pursuant to such award on the first anniversary of the vesting start date, as set by our board of directors, and vest as to an additional 25% of the shares on each subsequent anniversary of the vesting start date, such that each option will be fully vested on the fourth anniversary of the vesting start date.

(2)	Granted pursuant to our 2000 Omnibus Stock Plan on February 10, 2005 with a vesting start date of January 1, 2005.
(3)

Granted pursuant to our 2000 Omnibus Stock Plan on October 2, 2007. 250,000 shares vest in equal installments over four years. The additional 250,000 shares vest according to the following performance-based criteria: (i) 62,500 shares vest on the day after any period of 12 rolling months in which we recognize at least $10.5 million in earnings before taxes, excluding amortization of intangible assets associated with future acquisitions; (ii) an additional 62,500 shares vest on the day after any period of 12 rolling months in which we recognize at least $13.1 million in earnings before taxes, excluding amortization of intangible assets associated with future acquisitions; (iii) an additional 62,500 shares vest on the day after any period of 12 rolling months in which we recognize at least $15.8 million in earnings before taxes, excluding amortization of intangible assets associated with future acquisition; and (iv) an additional 62,500 shares vest on the day after any period of 12 rolling months in which we recognize at least $18.4 million in earnings before taxes, excluding amortization of intangible assets associated with future acquisitions. Irrespective of the above terms and conditions, the options shall vest fully on the eighth anniversary of the grant date.

(4)	These options expired unexercised as a result of Mr. Hsaio’s and Mr. Huang’s resignations from our employment.
(5)	Granted pursuant to our 2000 Omnibus Stock Plan on July 12, 2007 with a vesting start date of July 12, 2007.
(6)	Granted pursuant to our 2000 Omnibus Stock Plan on October 15, 2004 with a vesting start date of September 8, 2004.
(7)	Granted pursuant to our 2000 Omnibus Stock Plan on November 9, 2006 with a vesting start date of November 9, 2006.
(8)	Granted pursuant to our 2000 Omnibus Stock Plan on August 22, 2007 with a vesting start date of August 22, 2007.
(9)	Granted pursuant to our 2000 Omnibus Stock Plan on February 5, 2007 with a vesting start date of February 5, 2007.

Exercise of Stock Options and Stock Vested During 2007. No restricted stock was held by any named executive officer in 2007. The following table set forth the stock options exercised by our named executive officers during the year ended December 31, 2007:

	Option awards
Name	Number of shares acquired on exercise	Value realized on exercise ($)(1)
Yang Zhao	46,250	$157,250

Shang Hsiao	—	—

Feiming Huang	230,000	671,600
	100,000	664,000

Patricia Niu	10,000	29,200
	20,000	462,000

Patrick Chiumiento	—	—

(1)

All exercises occurred prior to our initial public offering. The value realized on exercise is equal to the fair value of our common stock on the date of exercise, as determined by our board of directors, less the exercise price of the stock option exercised, multiplied by the number of shares acquired on exercise.

Pension Benefits for 2007.

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2007.

Nonqualified Deferred Compensation for 2007.

Our named executive officers did not earn nonqualified deferred compensation from us during the year ended December 31, 2007.

Employment Arrangements with Named Executive Officers.

We have not entered into employment agreements with our named executive officers. The terms of employment are provided for in our offer letters to the officers, which are described as follows:

Shang Hsiao. In July 2007, we offered Mr. Hsiao the position of chief financial officer. The offer letter provided that Mr. Hsiao would receive an annual base salary of $150,000 and would be eligible to receive stock option to purchase 275,000 shares of common stock at an exercise price determined as of the date of the grant. Mr. Hsiao is also eligible to participate in our general employee benefit plans. Mr. Hsiao is employed “at-will” as the offer does not provide for any specific length of employment. The offer included non-disclosure, non-competition and non-solicitation provisions. Mr. Hsiao resigned in June 2008.

Feiming Huang. In June 1999, we offered Mr. Huang the position of vice president in charge of our China manufacturing operations. Mr. Huang’s compensation consisted of an annual salary, as amended, equal to approximately $114,000 per year plus discretionary bonus, payable in RMB, and an equity ownership of two percent of our company based on the valuation of our company immediately prior to the venture capital financing at the time. Mr. Huang’s equity award took the form of stock options that fully vested in equal installments over a period of four years. On December 24, 2007, Mr. Huang notified us of his intention to resign as our vice president and general manager. We accepted Mr. Huang’s resignation on January 3, 2008, at which time we entered into a Separation and Release Agreement with him under which he agreed to provide consulting services to us until June 24, 2008 and we agreed that we would pay him a bonus of RMB 220,000 Yuan for his work in 2007 together with severance payments and other compensation in the aggregate amount of approximately RMB 1.1 million Yuan.

Patrick Chiumiento. In February 2007, we offered Mr. Chiumiento the position of vice president of marketing and business development. The offer letter provided that Mr. Chiumiento would receive an annual salary of $180,000 with a guaranteed bonus of $10,000 after six months of service. Mr. Chiumiento would be eligible for performance bonuses based on satisfying specific objectives and our financial performance as well as for stock option to purchase 110,000 shares of common stock at an exercise price determined as of the date of the grant. The stock option vests over four years in equal shares at each anniversary of employment. Mr. Chiumiento is also eligible to participate in our general employee benefit plans. Mr. Chiumiento is employed “at-will” as the offer does not provide for any specific length of employment. The offer included non-disclosure, non-competition and non-solicitation provisions.

Patricia Niu. In August 2003, we offered Ms. Niu the position of controller. During 2007 and the first part of 2008, Ms. Niu served as our vice president of finance. In June 2008, Ms. Niu became our chief financial officer. Pursuant to the 2003 offer letter we granted Ms. Niu stock options to purchase up to an aggregate of 25,000 shares of common stock at an exercise price determined as of the date of the grant. The stock option vests over four years in equal shares at each anniversary of the date of grant. Ms. Niu is also eligible to participate in our general employee benefit plans. Ms. Niu is employed “at-will” as the offer does not provide for any specific length of employment. The offer included non-disclosure, non-competition and non-solicitation provisions.

Equity Compensation Plan Information

We have one equity compensation plan under which shares are currently authorized for issuance, our 2007 Stock Incentive Plan. In addition, we have one equity compensation plan under which awards are currently outstanding but pursuant to which no future awards may be granted, our 2000 Omnibus Stock Plan. Both of our equity compensation plans were approved by our stockholders prior to our initial public offering in December 2007. The following table provides information regarding securities authorized for issuance as of September 30, 2008 under our equity compensation plans.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)(1)
Equity Compensation Plans Approved by Security Holders	2,465,305	$5.24	623,325
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	2,465,305	$5.24	623,325

(1)

Includes 300,000 shares, but excludes an additional 1,200,000 shares that may become issuable under our 2007 Stock Incentive Plan pursuant to evergreen provisions approved by our stockholders on November 9, 2007, which provide that, on each of the first five anniversaries of the adoption of the 2007 Incentive Plan the shares available for the future grant of awards under the plan shall be increased by the lesser of (i) 300,000 shares and (ii) an amount determined by the board of directors.

Compensation Committee Report

The compensation committee of our board of directors hereby reports as follows:

1.	The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section contained in this proxy statement with management.

2.	Based on the review and discussions referred to in paragraph (1) above, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission.

The foregoing report is provided by the undersigned members of the compensation committee.

Roger W. Blethen, Chair

David Yang
Paul M. Zavracky

The foregoing compensation committee report shall not be deemed to be soliciting material or filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate it by reference into such filings.

INFORMATION ABOUT COMMON STOCK OWNERSHIP AND PERFORMANCE

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of November 15, 2008, by:

•	each beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our named executive officers and our current executive officers;

•	each of our directors and nominees for election as director; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of November 15, 2008 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o MEMSIC, Inc., One Tech Drive, Andover, Massachusetts 01810.

Each stockholder’s percentage ownership before the offering is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is based on 23,790,225 shares of our common stock outstanding as of November 15, 2008. The table below assumes no exercise of stock options outstanding at November 15, 2008 to purchase an aggregate of approximately 2,577,680 shares of our common stock. Amounts under the heading “Right to Acquire” represent shares that may be acquired upon exercise of stock options exercisable within 60 days of the date of the table.

	Beneficial Ownership
Name and Address of Beneficial Owner	Shares Outstanding	Right to Acquire	Total	% of Outstanding
5% Stockholders
Celtic House Venture Partners Fund IIA LP 303 Terry Fox Drive, Suite 120 Ottawa, Ontario K2K3J1(2)	2,951,555	—	2,951,555	12.4%
Still River Fund II, LP 1601 Trapelo Road Waltham, Massachusetts 02451(8)	2,878,107	—	2,878,107	12.1%
Entities Affiliated with InveStar Capital, Inc. 333 W. San Carlos Street San Jose, California 95110	2,508,014	—	2,508,014	10.5%

Executive Officers
Yang Zhao(4)	1,750,750	108,750	1,859,500	7.8%
Feiming Huang	375,000	—	375,000	1.6%
Patricia Niu	40,000	35,000	75,000	*
Patrick Chiumiento	—	27,500	27,500	*
Gary O’Brien	—	13,750	13,750	*
Shang Hsiao	—	—	—	*
Mark S. Laich	—	—	—	*

Directors and Director Nominees
Michael Tung(5)	2,508,014	—	2,508,014	10.5%
David Yang(6)	925,000	—	925,000	3.9%
Paul M. Zavracky	—	99,750	99,750	*
Roger W. Blethen	—	56,250	56,250	*
Lawrence A. Kaufman	—	—	—	*
All current directors and executive officers as a group (9 persons)	5,349,764	215,000	5,564,764	23.2%

*	Less than 1.0%
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting power or investment power with respect to securities. All options exercisable into shares within 60 days following November 15, 2008 are deemed to be outstanding and beneficially owned by the stockholder holding such options for the purpose of computing the number of shares beneficially owned by such stockholder. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other stockholder.

(2)	Information based upon a report or Schedule 13G filed by Celtic House Venture Partners Fund IIA LP with the Securities and Exchange Commission on February 14, 2008.
(3)	Information based upon a report or Schedule 13G filed by Still River Fund II, LP with the Securities and Exchange Commission on February 14, 2008.
(4)

Includes 300,000 shares of common stock held by Yang Zhao, as Trustee of the Yang Zhao Children’s Grantor Retained Annuity Trust; and 750,000 shares of common stock held by Yang Zhao, as Trustee of the Yang Zhao Grantor Retained Annuity Trust FBO Naifeng Yang; 205,000 shares of common stock given to Amy Chen; 249,500 shares of common stock held by Dr. Zhao; 200,000 shares of restricted stock award; and 46,250 shares of stock issued upon the exercise of vested options.

(5)

Includes 1,363,500 shares held by InveStar Semiconductor Development Fund, Inc., and 1,144,514 shares held by InveStar Semiconductor Development Fund, Inc. (II) LCD, together the “InveStar Funds”. InveStar Capital, Inc., a Cayman Islands limited liability company, acts as investment manager of The InveStar Funds and exercises investment control over the shares held by such entities. In addition, Michael Tung is the chief financial officer and managing partner of InveStar Capital, Inc. InveStar Capital, Inc. and Mr. Tung may be deemed to beneficially own the shares held by The InveStar Funds and each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. TSMC International Investment Ltd. holds 97.08% interest in the InveStar Funds.

(6)

Includes 462,500 shares held by Asia Pacific Genesis Venture Capital Fund, L.P., 128,000 shares held by C&D Capital Corp., 113,500 shares held by Global Vision Venture Capital Co., Ltd., 62,500 shares held by Asia Pacific Century Venture Capital LTD, 47,500 shares held by China Power Venture Capital Co., Ltd., 26,500 shares held by Nien Hsing International (Bermuda) Ltd., 21,500 shares held by Asiagroup Worldwide Limited, 17,500 shares held by STAR Pacific Worldwide Limited, 16,500 shares held by A&D Capital Corp., 16,500 shares held by J&D Capital Corp., and 12,500 shares held by CAM-CID Asia Pacific Investment Corp. The CID Group and its affiliates have entered into investment management agreements to manage the investment direction of these entities’ funds. Steven Chang, managing partner of The CID Group, and David Yang, a partner of The CID Group, share voting and dispositive power over shares held by these entities. Mr. Yang disclaims beneficial ownership in all shares except to the extent of his pecuniary interest therein, if any.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. These directors, executive officers and ten-percent shareholders are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during 2007 our directors, officers and ten-percent shareholders complied with all applicable Section 16(a) filing requirements.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND AUDITORS

Our Auditors

Ernst & Young LLP have been selected by the audit committee of the board of directors as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2008. Ernst & Young LLP also served as our auditors in 2007. We expect that representatives of Ernst & Young LLP will attend our annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Committee Report

The primary role of our audit committee is to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to shareholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the board, and the audit process and the independent auditors’ qualifications, independence and performance.

Management is responsible for establishing and maintaining the Company’s system of internal controls and for preparation of the Company’s financial statements. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The audit committee has met and held discussions with management and our independent auditors, and has also met separately with our independent auditors, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

The audit committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2007 with management and the independent auditors. As part of this review, the audit committee discussed with Ernst & Young LLP the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The audit committee has received from Ernst & Young LLP a written statement describing all relationships between that firm and the Company that might bear on the auditors’ independence, consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed the written statement with the independent auditors, and has considered whether the independent auditors’ provision of any consultation and other non-audit services to the Company is compatible with maintaining the auditors’ independence.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

The foregoing report is provided by the undersigned members of the audit committee.

Michael Tung, Chair

David Yang
Paul M. Zavracky

The foregoing audit committee report shall not be deemed to be soliciting material or filed or incorporated by reference into any filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate it by reference into such filings.

Fees for Professional Services

The following is a summary of the fees for professional services rendered by Ernst & Young LLP for 2007 and 2006:

	Fees
Fee category	2007	2006
Audit fees	$1,600,000	$45,000
Audit-related fees	—	—
Tax fees	12,500	12,650
All other fees	—	93,751

Total fees	$1,612,500	$151,401

Audit fees. Audit fees represent fees for professional services performed by Ernst & Young LLP for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements and related expenses. The fee of $1,600,000 disclosed for 2007 above includes $1,200,000 related to services in connection with our initial public offering in 2007.

Audit-related fees. Audit-related fees represent fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements, including consultation on accounting standards or accounting for specific transactions.

Tax fees. Tax fees represent fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning and related expenses. These services include assistance with the preparation of federal, state, and foreign income tax returns.

All other fees. All other fees represent fees for products and services provided by Ernst & Young LLP, other than those disclosed above.

Pre-Approval Policies and Procedures

Historically, our audit committee has approved each engagement for audit or non-audit services before we engage Ernst & Young LLP to provide those services. All audit and non-audit services required specific pre-approval by the audit committee.

Our audit committee’s pre-approval policies or procedures do not allow our management to engage Ernst & Young LLP to provide any specified services without audit committee pre-approval of the engagement for those services. All of the services provided by Ernst & Young LLP during 2007 were individually pre-approved on a case by case basis.

Whistleblower Procedures

Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are set forth in our code of conduct. See “Proposal One—Election of Class I Directors—Code of Conduct and Code of Ethics.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures

Our policies and procedures for related party transactions are contained in our code of conduct and our audit committee charter.

Our code of conduct requires all of our employees, officers and directors to report to our chief executive officer any significant related-party transaction that he or she believes exits or might occur. These related-party transactions include those between our company and: (i) family members or friends of an employee, officer or director; (ii) an organization for which the employee, officer or director currently or has in the past five years served as an officer, director, trustee or partner; (iii) an organization in which the employee, officer or director has a financial interest, other than an investment of less than 1% of the outstanding shares of a publicly-held company; and (iv) any individual or organization with whom the employee, officer or director is negotiating, or with whom he or she has an arrangement, concerning prospective employment.

Our audit committee charter provides the committee with the responsibility to review, and the authority to approve or disapprove, any transaction between our company and any (i) of our directors or executive officers; (ii) nominee for election as a director; (iii) person known to our company to own more than 5% of any class of our voting securities; (iv) member of the immediate family of any such person, if such transaction is required to be disclosed under the related-party transactions rules of the SEC.

In addition to the compensation arrangements with directors and the executive officers described above, the following is a description of each transaction during fiscal year 2007 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Stockholders’ Loans

In March 2001, we issued a loan of $200,000 to Dr. Zhao, our founder, for the purchase of 200,000 shares of our restricted stock. The loan bore interest at an annual rate of 5.07% and is secured by the restricted shares granted to him. We recorded a deferred compensation expense in connection with this transaction and amortized such expense over a four year period. The accrued interest on this stockholder loan was $41,972. The accrual of this interest has been recorded as reduction to stockholders’ deficit. The principal was forgiven in four annual installments of $50,000 each and the interest of $41,972 was forgiven in June 2007.

Relationship with InveStar and TSMC

InveStar Semiconductor Development Fund, Inc. and InveStar Semiconductor Development Fund, Inc. (II) LCD, together the “InveStar Funds,” hold in aggregate approximately 10.5% of our common stock. TSMC, our largest third-party supplier, has historically supplied substantially all of our wafers required in our manufacturing process. In 2004, 2005, 2006 and 2007, we purchased an aggregate of $8.9 million in wafers from TSMC. TSMC holds in the aggregate a 97% interest in the Investar Funds and is authorized to appoint the board of directors of the InveStar Funds. InveStar Capital, Inc. is the fund manager and holds the remaining interest in the InveStar Funds. One of our directors, Mr. Tung, is the managing partner and chief financial officer of InveStar Capital, Inc.

OTHER MATTERS

Other Business

Neither we nor our board of directors intends to propose any matters of business at the meeting other than those described in this proxy statement. Neither we nor our board know of any matters to be proposed by others at the meeting.

Stockholder Proposals

For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2009, the proposal must be in writing and be received by our Corporate Secretary at our principal executive offices no later than August 21, 2009. If the date of next year’s annual meeting is more than 30 days before or after December 19, 2009, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and any other applicable rules established by the Securities and Exchange Commission, or SEC. In addition, our bylaws establish an advance notice procedure with regard to including stockholder proposals to be brought before an annual meeting of stockholders. For a stockholder’s proposal to be brought before our 2009 annual meeting, the stockholder must give written notice to our Corporate Secretary at our principal executive offices not less than sixty (60) days and not more than ninety (90) days prior to the date set for the annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if the annual meeting of stockholders is to be held on a date prior to the second Wednesday in June, which in 2009 will be June 10, 2009, and if less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made, notice by the stockholder to be timely must be so received by the close of business on the tenth (10th) day following the earlier of the date on which notice of the date of the annual meeting was mailed or the day on which public disclosure was made of the date of the annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice.

Nomination of Director Candidates

Any proposals to nominate candidates for election to our board of directors must be in writing and include the nominee’s name and qualifications for board membership and should be directed to our Corporate Secretary at our principal executive offices. To be timely, a stockholder’s notice must be received by our Corporate Secretary within the time specified in our bylaws for stockholder proposals, described above. The notice must contain all information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or pursuant to any other then existing statute, rule or regulation applicable thereto (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and must also include information concerning the identity of, and shares of our stock held of record and beneficially by, both the record stockholder giving the notice and the beneficial owner of our stock, if other than the record holder giving notice, on whose behalf the nomination is made.

Where You Can Find Additional Information

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these proxy materials and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

ANNUAL MEETING OF STOCKHOLDERS OF

MEMSIC, INC.

December 19, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided. ê

¢	20230000000000000000 0	121908

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
Proposal 1. To elect each of the following persons for a three-year term as a Class I director:				Proposal 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	m	David Yang
	m	Lawrence A. Kaufman
☐ WITHHOLD AUTHORITY
FOR ALL NOMINEES
☐ FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
¢			¢

0	¢

MEMSIC, INC.

One Tech Drive, Suite 325

Andover, Massachusetts 01810

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Yang Zhao, Ph.D., Roger W. Blethen and Robert L. Birnbaum as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of MEMSIC, Inc. held of record by the undersigned on November 7, 2008, at the Special Meeting in Lieu of Annual Meeting of Stockholders to be held at the offices of Foley Hoag LLP, Bay Colony Corporate Center, 1000 Winter Street, Suite 4000, Waltham, Massachusetts 02451, on December 19, 2008, at 10:00 a.m. local time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	14475 ¢